Exhibit (h)(5)
SUB-TRANSFER AGENT SERVICE AGREEMENT
VANTAGEPOINT TRANSFER AGENTS, LLC
May 5, 2008

SUB-TRANSFER AGENT SERVICE AGREEMENT

SUB-TRANSFER AGENT SERVICE AGREEMENT
Table of Contents (continued)

Page
Schedule A — Fees and Expenses	13

Schedule B — Sub-Transfer Agent Services Description	14

SUB-TRANSFER AGENT SERVICE AGREEMENT
          AGREEMENT made as of May 5, 2008 by and between VANTAGEPOINT TRANSFER AGENTS, LLC (“Transfer Agent”) a Delaware limited liability company, the Transfer Agent for THE VANTAGEPOINT FUNDS (the “Fund”), a Delaware statutory trust, and JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”), with a place of business at 303 Broadway, Cincinnati, Ohio.
W I T N E S S E T H:
          WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
          WHEREAS, the Fund has appointed the Transfer Agent as its transfer agent, pursuant to an Agreement between the Fund and the Transfer Agent dated March 1, 1999, as amended.
          WHEREAS, the Transfer Agent wishes to contract with J.P. Morgan to provide certain sub-transfer agent services with respect to the Fund;
          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
     1. Appointment. The Transfer Agent hereby appoints J.P. Morgan to provide certain sub-transfer agent services for the Fund, as described hereinafter for the period and on the terms set forth in this Agreement. J.P. Morgan accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.
     2. Representations and Warranties.
          (a) J.P. Morgan represents and warrants to the Transfer Agent that:
               (i) J.P. Morgan is a corporation, duly organized and existing under the laws of the State of Delaware;

               (ii) J.P. Morgan is duly qualified to carry on its business in the Commonwealth of Massachusetts and is registered as a transfer agent under the Securities Exchange Act of 1934 (the “Exchange Act”);
               (iii) J.P. Morgan is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;
               (iv) all requisite corporate proceedings have been taken to authorize J.P. Morgan to enter into and perform this Agreement;
               (v) J.P. Morgan has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;
               (vi) no legal or administrative proceedings have been instituted or threatened which would impair J.P. Morgan’s ability to perform its duties and obligations under this Agreement; and
               (vii) J.P. Morgan’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan;
          (b) The Transfer Agent represents and warrants to J.P. Morgan that:
               (i) the Transfer Agent is a limited liability company, duly organized and existing and in good standing under the laws of the State of Delaware;
               (ii) the Transfer Agent is empowered under applicable laws and by its Charter Document and By-Laws (if any) to enter into and perform this Agreement;
               (iii) all requisite proceedings have been taken to authorize the Transfer Agent to enter into and perform this Agreement;
               (iv) no legal or administrative proceedings have been instituted, or to the Transfer Agent’s knowledge, threatened which would impair the Transfer Agent’s ability to perform its duties and obligations under this Agreement; and
               (v) the Transfer Agent’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.
     3. Delivery of Documents. The Transfer Agent will promptly furnish to J.P. Morgan such copies, properly certified or authenticated, of contracts, documents and other related information that J.P. Morgan may reasonably request or require to properly discharge its duties. Such documents may include but are not limited to the following:
          (a) Resolutions of the Board of Directors of the Fund (the “Board”) authorizing or otherwise approving the Transfer Agent’s delegation of certain sub-transfer agency services to J.P. Morgan;
          (b) The Transfer Agent’s Charter Document; and
          (c) The Transfer Agent’s By-Laws (if any).
     4. Services Provided.
          (a) J.P. Morgan will provide the following services in compliance with the objectives, policies and limitations set forth in the Fund’s Registration Statement, Charter Document and By-Laws; applicable U.S. laws and regulations; all relevant resolutions adopted by the Board of which J.P. Morgan has been notified by the Transfer Agent; all relevant policies and procedures of the Fund of which J.P. Morgan has been notified by the Transfer Agent; and the prevailing standards applicable to firms in the mutual fund industry providing the types of services described hereunder:
               (i) Sub-Transfer Agency Services
A detailed description of each of the above services is contained in Schedule B to this Agreement.
          (b) J.P. Morgan will also:
               (i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of J.P. Morgan or a corporate affiliate of J.P. Morgan);
               (ii) provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;
               (iii) furnish equipment and other materials, which are necessary or desirable for provision of the services contemplated herein;
               (iv) maintain and retain records relating to the services provided hereunder in such form and manner as J.P. Morgan may deem appropriate or advisable and otherwise in accordance with Section 31 of the 1940 Act and the rules thereunder. To the extent required by Section 31 of the 1940 Act and the rules thereunder, J.P. Morgan agrees that all such records prepared or maintained by J.P. Morgan relating to the services provided hereunder are the property of the Transfer Agent, held on behalf of the Fund, and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Transfer Agent’s expense, and made available in accordance with such Section and rules. Further, J.P. Morgan shall provide any and all such records to the Transfer Agent and/or the Fund, promptly upon its or their request and shall return such records to the Transfer Agent, the Fund and/or their designees promptly upon termination of this Agreement; and
               (v) comply with all applicable laws in connection with its performance under this Agreement.
     5. Fees and Expenses.
          (a) As compensation for the services rendered to the Transfer Agent pursuant to this Agreement the Transfer Agent shall pay J.P. Morgan monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.
          (b) The Transfer Agent may request additional services, additional processing, or special reports, with such specifications and requirements documentation as may be reasonably required by J.P. Morgan. In addition, significant regulatory and legal changes and changes in the Fund’s status may necessitate additional services, processing or reports. In either instance, if J.P. Morgan elects to provide such services or arrange for their provision, the additional fees and expenses to be charged for such services shall be mutually agreed to by the parties.
          (d) J.P. Morgan will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Transfer Agent agrees to promptly reimburse J.P. Morgan for any services, equipment or supplies ordered by or for the Transfer Agent through J.P. Morgan and for any other expenses that J.P. Morgan may reasonably and in good faith incur on the Transfer Agent’s behalf, in both cases at the Transfer Agent’s request or as consented to by the Transfer Agent (“Other Expenses”). These Other Expenses may include, but are not limited to: taxes; interest; brokerage fees and commissions; postage and mailing costs for Fund shareholder communications; legal expenses for the Transfer Agent’s counsel; consulting fees for the Transfer Agent’s consultants; customary bank charges and fees; costs and expenses of Transfer Agent stationery and forms; costs and expenses of special telephone and data lines and devices; reprocessing costs to J.P. Morgan caused by third party errors; expenses; and costs the Transfer Agent may incur in terminating this Agreement and reasonable costs incurred by J.P. Morgan in transferring the services provided by J.P. Morgan hereunder to another service provider, so long as such termination is not pursuant to Section 7(i), with respect to a breach by J.P. Morgan, Section 7(ii), with respect to a matter described thereunder involving J.P. Morgan, or Section 7(iii) of this Agreement; and any extraordinary Transfer Agent expenses.
          (e) All fees, out-of-pocket expenses, or additional charges of J.P. Morgan shall be billed on a monthly basis and shall be due and payable 30 days after receipt of the invoice.
          (f) J.P. Morgan will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Any undisputed charges remaining unpaid after thirty (30) days shall bear interest in finance charges equivalent to, in the aggregate, the Prime Rate (as determined by J.P. Morgan) plus two percent per year and all costs and expenses of effecting collection of any such sums, including reasonable attorney’s fees, shall be paid by the Transfer Agent to J.P. Morgan.
          (g) In the event that the Transfer Agent is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Transfer Agent), this Agreement may be terminated upon thirty (30) days’ written notice to the Transfer Agent by J.P. Morgan. The Transfer Agent must notify J.P. Morgan in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.
     6. Limitation of Liability and Indemnification.
          (a) J.P. Morgan shall not be liable for any error of judgment or mistake of law or for any Loss (as defined below) suffered by the Transfer Agent or third parties, in connection with the matters to which this Agreement relates, except for a Loss or expense caused by or resulting from J.P. Morgan’s negligence, bad faith, willful misconduct, or breach of this Agreement.

          (b) J.P. Morgan shall not be responsible for, and the Transfer Agent shall indemnify and hold J.P. Morgan and its directors, officers and employees (collectively the “JPM Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including reasonable out-of-pocket and incidental expenses and reasonable legal fees (“Loss” or “Losses”) that may be imposed on, incurred by, or asserted against, the JPM Indemnitees or any of them in connection with or arising out of the J.P. Morgan’s Indemnitees performance under this Agreement, provided the JPM Indemnitees have not acted with negligence or in bad faith, engaged in willful misconduct, or except to the extent the Loss was caused by a JPM Indemnitee’s breach of this Agreement. In no event shall (i) the Transfer Agent indemnify the JPM Indemnitees from or against any Loss (or any claim for a Loss) to the extent such Loss is described in Section 6(e) of this Agreement and (ii) the JPM Indemnitees shall use all commercially reasonable endeavors to mitigate any Loss for which indemnity is sought hereunder (provided, however, that reasonable expenses incurred with respect to such mitigation shall be Losses subject to indemnification hereunder).
          (c) J.P. Morgan agrees to indemnify and hold the Transfer Agent and its directors (or the equivalent thereof), officers (or the equivalent thereof) and employees (“Transfer Agent Indemnitees”) harmless from and against any and all Losses which may be imposed on, incurred by, or asserted against the Transfer Agent Indemnitees or any of them in connection with or arising out of J.P. Morgan’s negligence, bad faith, willful misconduct or to the extent caused by a breach of this Agreement in the performance of its obligations or duties hereunder, provided that (i) in no event shall J.P. Morgan indemnify the Transfer Agent Indemnitees from or against any Loss (or any claim for a Loss) to the extent such Loss is described in Section 6(e) of this Agreement and (ii) the Transfer Agent shall use all commercially reasonable endeavors to mitigate any Loss for which indemnity is sought hereunder (provided, however, that reasonable expenses incurred with respect to such mitigation shall be Losses subject to indemnification hereunder).
          (d) In performing its services hereunder, J.P. Morgan shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Transfer Agent or its agents and designees which J.P. Morgan reasonably believes to be genuine, valid and authorized. J.P. Morgan shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel and public accountants retained by the Transfer Agent, as necessary or appropriate.

          (e) Anything in this Agreement to the contrary notwithstanding, in no event shall J.P. Morgan be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if J.P. Morgan has been advised of the likelihood of such loss or damage and regardless of the form of action in which any such loss or damage may be claimed. Anything in this Agreement to the contrary notwithstanding, in no event shall the Transfer Agent be liable to any JPM Indemnitee for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), that such JPM Indemnitee may incur, even if the Transfer Agent has been advised of the likelihood of such loss or damage and regardless of the form of action in which any such loss or damage may be claimed.
          (f) This Section 6 shall survive the termination of this Agreement.
     7. Term. This Agreement shall become effective on the date first hereinabove written and may be modified or amended from time to time by mutual agreement between the parties hereto. The Agreement shall continue in effect unless terminated by J.P. Morgan on 180 days’ prior written notice to the Transfer Agent or by the Transfer Agent on 90 days’ prior written notice to J.P. Morgan. Upon termination of this Agreement, the Transfer Agent shall pay to J.P. Morgan such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. Notwithstanding the foregoing:
(i) Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within sixty (60) days of that party being given written notice of the material breach;
(ii) Either party may terminate this Agreement immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

(iii) The Transfer Agent may terminate this Agreement immediately on written notice to J.P. Morgan upon J.P. Morgan or an affiliate (a “JPM Entity”) becoming the subject of an administrative or regulatory proceeding or investigation that the Transfer Agent reasonably but in its sole discretion believes may have a material adverse affect on the Transfer Agent or may materially impair a JPM Entity’s ability to provide some or all of the services hereunder or under other agreements related to the Fund, or upon J.P. Morgan’s failure to remain registered as a transfer agent under the Exchange Act.
     8. Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):
               If to the Transfer Agent:
Vantagepoint Transfer Agents, LLC
777 North Capital Street, NE
Suite 600
Washington, DC 20002-4240
Attention: Legal Division
Fax: (202) 962-4601
               If to J.P. Morgan:
J.P. Morgan Investor Services Co.
73 Tremont Street
Boston, MA 02108
Attention: Legal Department
Fax: (617) 557-8616
     9. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

     10. Force Majeure. Neither party shall be responsible or liable for any Losses suffered by the other party, its investors (as relevant), or other third parties or for any failure or delay in performance of a party’s obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond such party’s control, which have arisen in the absence of such party’s negligence, bad faith and willful misconduct. In the event of a force majeure, any resulting Losses, failure or delay by a party will not give the other party the right to terminate this Agreement. Notwithstanding the foregoing, J.P. Morgan shall establish and maintain a commercially reasonable disaster recovery/business continuity program.
     11. Amendments. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.
     12. Severability. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.
     13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO NEW YORK’S PRINCIPLES REGARDING CONFLICTS OF LAWS.
     14. Confidentiality. “Confidential Information” means and includes all non-public information concerning the Transfer Agent or the Fund that J.P. Morgan receives in the course of providing services under this Agreement (including but not limited to the Fund’s portfolio holdings and securities transactions). Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information. J.P. Morgan will hold all Confidential Information in confidence and will not disclose or use any Confidential Information except as may be required by applicable law or a regulator or court with jurisdiction over J.P. Morgan’s transfer agency business, as may be required to perform the services hereunder, or with the prior written consent of the Transfer Agent. J.P. Morgan represents and warrants to the Transfer Agent that it has established and maintains and enforces written policies and procedures reasonably designed to prevent violations of applicable law (including but not limited to federal securities laws prohibiting the use and disclosure of material, non-public information regarding an issuer (such as the Fund) or a security (such as Fund shares).

     15. REGULATION S-P. In accordance with the Securities and Exchange Commission’s regulation S-P (“Regulation S-P”), nonpublic personal financial information relating to consumers, customers and shareholders of the Fund provided by, or at the direction of, the Transfer Agent or the Fund to J.P. Morgan, or collected or retained by J.P. Morgan in the course of performing its duties under this Agreement shall be considered confidential information. J.P. Morgan agrees that it shall not use such confidential information for any purpose other than to carry out its obligations under this Agreement, and further agrees that it shall not give, sell or in any way transfer or disclose such confidential information to any person or entity, other than (i) affiliates of J.P. Morgan or third parties who have entered into contractual arrangements with the Fund or with J.P. Morgan, and then only to the extent necessary to carry out the obligations under such contractual arrangements, (ii) at the direction of the Transfer Agent, (iii) as required by law or (iv) subject to (i) above, as permitted by law. J.P. Morgan represents that it has in place and shall maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information related to consumers or customers of the Fund. J.P. Morgan warrants that it shall not disclose such confidential information to any person or entity as permitted in the previous sentence unless such person or entity has agreed to keep such information confidential.
     16. RULE 38a-1. In order to assist the Transfer Agent and the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), J.P. Morgan shall provide to the Fund’s Chief Compliance Officer and the Transfer Agent’s compliance personnel: (i) direct access to J.P. Morgan’s relevant compliance personnel; (ii) at such times as the Transfer Agent may reasonably require, compliance reports and reports regarding any Material Compliance Matter (as defined in the Rule) regarding the Fund, J.P. Morgan or the services provided by it hereunder; and (iii) quarterly certifications that there are no Material Compliance Matters (as defined in the Rule) involving J.P. Morgan that affect or could affect the Fund or the Transfer Agent.

     17. POST-TERMINATION ACTIVITIES. If this Agreement terminates for any reason, the parties shall coordinate, in good faith, regarding the completion of any and all ongoing work that is in progress on the date of termination (“Post-Termination Work”). If the parties mutually agree that J.P. Morgan shall complete any and all Post-Termination Work, the parties shall also mutually agree on the compensation to be paid to J.P. Morgan therefor (which shall be fair and reasonable, and based on J.P. Morgan’s prevailing customary rates). This provision shall survive termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

VANTAGEPOINT TRANSFER AGENTS, LLC

By:

Name:

Title:

Approved:

By:

Name:

Title:

JPMORGAN CHASE BANK, N.A.

By:

Name:

Title:

SUB-TRANSFER AGENT SERVICE AGREEMENT
SCHEDULE A
FEES AND EXPENSES
A. Annual Sub-Transfer Agent Services Fees: $175,000
B. Out-of-Pocket Expenses, as set forth in Section 5 of the Agreement.
C. This Schedule A shall remain in effect for 3 years from the date of this Agreement, unless otherwise agreed in writing by the parties.

SUB-TRANSFER AGENT SERVICE AGREEMENT
SCHEDULE B
GENERAL DESCRIPTION OF SUB-TRANSFER AGENT SERVICES
     The following is a general description of the sub-transfer agent services J.P. Morgan shall provide to the Transfer Agent, with respect to the Fund and each Portfolio (and class as applicable). All services shall be provided in compliance with applicable federal securities laws and rules.
A.	Shareholder Recordkeeping. Maintain transfer agency records required under Rule 31a-1 under the 1940 Act, showing for each Fund shareholder the following information: (i) name, address, appropriate tax certification and tax identifying number; (ii) number of shares; (iii) historical information including, but not limited to, dividends paid, date and price of all transactions including individual purchases and redemptions, based upon appropriate supporting documents (and subject to industry standard annual purge criteria); and (iv) any dividend reinvestment order, application, specific address, payment and processing instructions and correspondence relating to the current maintenance of the account.

B.	Shareholder Issuance. Record the issuance of shares of the Fund, and maintain, in accordance with Rule 17Ad-10(e) under the Securities Exchange Act of 1934 (“1934 Act”), a record of the total number of Fund shares which are authorized, based on data provided to it by the Fund, and Fund shares issued and outstanding. Except as specifically agreed in writing with the Transfer Agent, J.P. Morgan shall have no obligation when countersigning and issuing and/or crediting shares to take cognizance of any other laws relating to the issue and sale of such shares .

C.	Transfer, Purchase and Redemption Orders. Process all orders for the transfer, purchase and redemption of shares of the Fund in accordance with the Fund’s current Prospectus and written transfer sub-agent policies and procedures agreed to from time to time, including electronic transmissions which the Transfer Agent acknowledges it has authorized, or in accordance with any instructions of the Transfer Agent or its agents which J.P. Morgan reasonably believes to be authorized. These services include the processing of all related payments and transfers (e.g. cash receipt and disbursement activities).

D.	Shareholder Communications. To the extent that Transfer Agent requests, J.P. Morgan will transmit all communications by the Transfer Agent to the Fund shareholders promptly following the delivery by the Transfer Agent of the material to be transmitted by mail, telephone, courier service or electronically.

E.	Anti-Money Laundering Services. If applicable, on behalf of the Transfer Agent and to the extent that the Transfer Agent requests, J.P. Morgan shall verify shareholder identity (including address) upon opening new accounts where the subscription comes directly to J.P. Morgan. J.P. Morgan will monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported to FinCEN and will provide other required reports to the U.S. Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency’s designated agent, in each case consistent with J.P Morgan’s or the Fund’s AML Program, as provided to J.P. Morgan and approved by J.P. Morgan from time to time (“AML Program”). J.P. Morgan will place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the AML Program and create documentation to provide a basis for law enforcement authorities to trace illicit funds. J.P. Morgan will maintain all records or other documentation related to shareholder accounts and transactions therein that are required by law and pursuant to the AML Program to be prepared and maintained for the requisite period. J.P. Morgan will make the same available for inspection by (i) the designated AML Compliance Officer, (ii) any auditor of the Fund’s AML Program or related procedures, policies or controls that have been designated by the Transfer Agent in writing, or (iii) regulatory or law enforcement authorities, (iv) where appropriate, the Directors and Officers of the Fund, and otherwise make said records or other documents available at the direction of the designated AML Compliance Officer.

F.	Financial Controls. Provide financial controls over daily money movements and dividends to include the daily reconciliation of cash and shares with Fund’s fund accountants/administrator.

G.	Distributions. Process all distributions to each Fund shareholder, as authorized and instructed by the Transfer Agent, in accordance with the Fund shareholder’s standing instructions (i.e., reinvestment or cash distribution), if any, regarding Fund distributions (such processing to include recordation of share issuance for each Fund shareholder (for reinvested distributions) and cash disbursements (for cash distributions)), using the applicable processing date, net asset value and dollar amount). J.P. Morgan will also perform any necessary calculations in furtherance of the foregoing; maintain all records related to such distributions as required by applicable law; and perform daily reconciliations of daily distributions for daily accrual Funds.

H.	Dividend Disbursement. J.P. Morgan will perform the following services of a dividend disbursing agent: maintaining all shareholder accounts, withholding taxes on all such accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by Federal authorities for all such accounts, preparing and mailing confirmation forms and statements of account for all purchases and redemptions of shares and other confirmable transactions in the accounts.

I.	Identification of Time of Transactions. J.P. Morgan will utilize a system to identify all share transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per share next computed after receipt of such orders, and shall compute the net effect upon the Fund of such transactions so identified on a daily and cumulative basis.

J.	Taxes. J.P. Morgan will file information returns regarding the payment of dividends and capital gain distributions and tax withholding with the Federal, State and local authorities as required by law to be filed by the Fund with respect to shareholder accounts and will withhold such sums as are required to be withheld by applicable law.